Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated June 23, 2006, relating to the Statement of Assets Sold and Statement of Revenues and Direct Operating Expenses of Assets Sold of Mudd (USA) LLC appearing in the Company’s Report on Form 8-K/A for the event dated April 11, 2006, incorporated by reference in the Registration Statement (Form S-3 No. 333-138582) and related Prospectus of Iconix Brand Group, Inc. and of the reference to our firm under the caption “Experts” that is included in such Prospectus.

New York, New York

December 7, 2006